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Exhibit 14.1

FOREST OIL CORPORATION

PROPER BUSINESS PRACTICES POLICY

DATED MAY 8, 2003

AND

REVISED AS OF JANUARY 21, 2005

FOREST OIL CORPORATION

PROPER BUSINESS PRACTICES POLICY

Table of Contents

	Proper Business Practices Policy Summary	1
1.0	Statement Of Policy	3
2.0	Applicability	3
3.0	Implementation	3
4.0	Questionable or Improper Payments or Use of the Corporation's Assets	5
5.0	Political Contributions	6
6.0	Conflicts of Interest	7
7.0	Foreign Corrupt Practices Act ("FCPA")	9
8.0	Books And Records Of The Corporation; Legal Review	12
9.0	Payment of Amounts Due Customers, Agents, or Distributors	14
10.0	Insider Trading	14
11.0	International Business	18
12.0	Copyright and Software Code of Ethics	19
13.0	Workplace Computer and E-Mail Use	20
14.0	Protecting Proprietary and Confidential Information	22
15.0	Fair Dealing	23
16.0	Doing Business With The Government	24
17.0	Compliance	25
18.0	Conclusion	27

i

FOREST OIL CORPORATION

PROPER BUSINESS PRACTICES POLICY

SUMMARY

1.
Statement of Policy.    The business of Forest Oil Corporation (the "Corporation") shall be conducted with honesty and integrity and in accordance with the highest ethical and legal standards. All employees shall comply with all legal requirements of the United States and each foreign country in which the Corporation conducts business. (See Sections 1.1 through 1.5)

2.
Applicability and Implementation.    The Proper Business Practices Policy (the "Policy") governs all of the Corporation's employees throughout the world. Compliance with the Policy is essential. It is a condition of employment that each employee become familiar with the Policy, and the supervisors, managers, and officers of the Corporation are responsible for ensuring that all employees are familiar with the Policy and for promoting compliance with the Policy. Compliance Certificates will be distributed to selected employees every two years to insure such compliance. (See Sections 2.0 through 3.9)

3.
Questionable or Improper Payments.    The use of any funds or assets for any unlawful or improper purpose is strictly prohibited. (See Sections 4.1 through 4.8)

4.
Political Contributions.    It is the Corporation's policy not to make political contributions in support of any party or candidate in any U.S. election, whether federal, state or local, or foreign election, except as stated in this Policy. (See Sections 5.1 through 5.5)

5.
Conflicts of Interest.    Employees shall avoid all conflicts of interest with the Corporation. (See Sections 6.1 through 6.7)

6.
Foreign Corrupt Practices.    The Corporation shall not offer, pay, promise to pay, give, or authorize the payment or giving of anything of value to any foreign official, foreign political party or official thereof, or any candidate for foreign political office for the purpose of influencing the acts or decisions of such foreign official, political party or official thereof, or foreign political candidate in his, her, or its official capacity in order to obtain or retain business for any person. (See Sections 7.1 through 7.6)

7.
Books and Records.    The Corporation's books and records shall accurately and fairly reflect the Corporation's transactions in reasonable detail and in accordance with the Corporation's accounting practices and policies. (See Sections 8.1 through 8.8)

8.
Payments of Amounts Due Customers, Agents, or Distributors.    All commissions, distributor, or agency arrangements must be in writing and provide for services to be performed for a fee, which is reasonable in amount and reasonably related to the services to be rendered. (See Section 9.0)

9.
Insider Trading.    It is the Corporation's policy to prohibit employees from trading or tipping others who may trade in the Corporation's securities when they know material, nonpublic information about the Corporation, its suppliers, or its customers. The Corporation also believes it is inappropriate, and therefore, prohibits employees from selling the Corporation's securities "short" or profiting from a market view that is adverse to the Corporation. (See Sections 10.1 through 10.15)

10.
International Business.    All employees are expected to comply with the laws of the country in which they operate and comply strictly with United States laws and regulations applicable to the conduct of business outside the United States, including antiboycott laws, United States embargoes, and export controls. (See Sections 11.1 through 11.5)

11.
Copyright and Software Code of Ethics.    The Corporation is committed to complying with all copyright and software licensing requirements. No employee may reproduce any copyrighted work in violation of the law, and all employees must follow and obey the Software Code of Ethics set forth in the Policy. (See Sections 12.1 through 12.8)

12.
Workplace Computer and E-Mail Use.    It is the joint responsibility of the Corporation and all employees to ensure that the Corporation's computer systems and other technical resources are used appropriately. The Internet and e-mail systems may not be used in any way, which may be disruptive to the Corporation's operations, offensive to others, or in violation of the Policy. This Policy also encompasses computer access, privacy, and appropriate authorization of contractors or other third parties. (See Sections 13.1 through 13.12)

13.
Protecting Proprietary and Confidential Information.    It is the Corporation's policy that all employees prevent unauthorized disclosure of the Corporation's proprietary and confidential information and ensure that authorized disclosures are made pursuant to appropriate confidentiality agreements. As a condition of employment, employees must sign the Corporation's Confidentiality and Invention Agreement. Also it is imperative that employees not accept third-party proprietary and confidential information without approval from the Compliance Officer. (See Sections 14.1 through 14.7)

14.
Fair Dealing.    Employees should try to deal fairly with the Corporation's customers, suppliers, competitors, officers, and employees. (See Section 15.1 through 15.3)

15.
Doing Business With the Government.    It is the Corporation's policy that all employees comply with all applicable laws, rules, and regulations for doing business with the government at the federal, state, and local level, including improper gifts and payments to government officials, false statements to government employees, and restrictions on employment discussions with government employees. All employees are required to immediately notify the Compliance Officer of any pending or threatened government action against the Corporation. (See Sections 16.1 through 16.6)

16.
Compliance.    Employees have an obligation to report any violations of law, rules, regulations, or the Policy to the Compliance Officer. All reports will be held in strict confidence, and retaliation of any kind will not be permitted. (See Sections 17.1 through 17.5)

1.0   STATEMENT OF POLICY

  1.1
  It is a fundamental policy of Forest Oil Corporation (the "Corporation"), as defined below, to conduct its business with honesty and integrity and in accordance with the highest legal and ethical standards. The Corporation and each of its officers, agents, and employees (each an "Employee" and collectively, the "Employees") shall comply with all applicable legal requirements of the United States and each foreign country in which the Corporation conducts business. For purposes of this policy, the term "Forest Oil Corporation" or "Corporation" and the adjective "Corporate" refer to Forest Oil Corporation, any operating company, subsidiary, and any corporation, firm, or venture in which Forest Oil Corporation or any one of its subsidiaries has a majority voting interest or, as in the case of certain oil and gas ventures, acts as operator.

  1.2
  This Proper Business Practices Policy (the "Policy") provides guidance in specific situations that may arise; therefore, it is the individual Employee's responsibility to exercise good judgment so as to act in a manner that will reflect favorably upon the Corporation and the individual.

  1.3
  All corporate assets should be used only for legitimate business purposes. The use of Corporate assets for any unlawful purpose is strictly prohibited. No undisclosed or unrecorded fund or asset of the Corporation shall be established for any purpose. No false or misleading entries shall be made in the books and records of the Corporation for any reason, and no Employee shall engage in any arrangement that results in such prohibited action. No payment on behalf of the Corporation shall be made or approved without adequate supporting documentation or made with the intention or understanding that any part of such payment is to be used for any purpose other than that described by the documents supporting the request for authorization for such payment. Compliance with generally accepted accounting principles and internal controls is required of all Employees at all times.

  1.4
  The Corporation's relationship with all governmental agencies and their officials and personnel in the United States and in each foreign country in which the Corporation conducts business shall be maintained at all times in accordance with the highest ethical standards and in compliance with all legal requirements such that public disclosure of full details of such relationship will not impugn or jeopardize the Corporation's integrity or reputation.

  1.5
  Employees shall comply with the spirit as well as the letter of this Policy. Employees shall not attempt to achieve indirectly, through the use of agents or other intermediaries, what is forbidden directly.

2.0   APPLICABILITY

        The Policy applies to all Employees throughout the world.

3.0   IMPLEMENTATION

  3.1
  It shall be a condition of employment that each Employee become familiar with and agree to comply with the Policy. All Employees regardless of salary grade level shall be provided with a copy of the Policy at the time of commencement of their employment with the Corporation; provided, however, that individuals already in the employ of the Corporation at the time of the adoption of this Policy, which in most respects is a restatement of existing policies, shall be provided with a copy of the Policy shortly after its adoption. All managers and supervisors are responsible for (i) ensuring that all Employees under their supervision regardless of grade level are familiar with the Policy, (ii) promoting compliance with the Policy, and (iii) monitoring and distributing Compliance Certificates to those Employees described in Section 3.2.

  3.2
  Compliance Certificates shall be given by the following Employees every two years:

  a.
  Employees of the Corporation in manager positions or the equivalent salary level or higher;

  b.
  Employees who in the ordinary course of performing their jobs work directly on matters pertaining to operations conducted outside of the United States or who in the ordinary conduct of their duties have contact with individuals or organizations resident or headquartered outside of the United States or with foreign governments or any department, agency, instrumentality, or employee thereof;

  c.
  Office or facility managers or other Employees who are in charge of a district office or other facility;

  d.
  Employees whose responsibilities include the management and oversight of the Corporation's information technology systems and technical resources, including those Employees in charge of software procurement;

  e.
  Employees whose responsibilities include the selection of contractors for the provision of goods or services to the Corporation;

  f.
  Employees whose responsibilities include the review and approval for payment of invoices for goods and services supplied to the Corporation;

  g.
  Employees whose responsibilities include computation, review and approval of financial reports filed with the SEC; and

  h.
  Any other Employee requested by a vice president or the Compliance Officer of the Corporation to sign a Compliance Certificate.

  3.3
  Employees required to give a Compliance Certificate under the foregoing paragraph shall certify that:

  a.
  they have personally read and understand the Policy;

  b.
  they have taken appropriate steps to bring the Policy to the attention of each Employee under their supervision; and

  c.
  they have complied with the provisions of this Policy and, to the best of their knowledge and belief, are not aware of any violations by (i) Employees under their supervision, (ii) any other Employee of the Corporation, or (iii) any member of the Employee's immediate family, except violations that have been reported, and do not have any interest or affiliation, and have not engaged in any activity which might conflict with the Corporation's interests.

  3.4
  Employees having questions about any conduct or activities or on interpretation should consult their supervisors or the senior legal officer of the Corporation or such officer's authorized designee (the "Compliance Officer"). The Compliance Officer shall be:

      Cyrus D. Marter IV
      Vice President, General Counsel and Secretary
      Forest Oil Corporation
      707 Seventeenth Street, Suite 3600
      Denver, CO 80202
      303.812.1701

  3.5
  Employees associated with enterprises not controlled by the Corporation shall be guided in their conduct by the provisions of the Policy. They shall attempt to influence those enterprises to conduct their activities in conformity with all applicable laws and the Policy, and shall report violations in accordance with the Policy.

  3.6
  The Corporation, under the direction of the Compliance Officer or his or her designee, shall annually send to its principal vendors, suppliers, and contractors a letter which shall:

  a.
  Advise that it is against the Corporation's policy for Employees to accept gifts or entertainment of more than nominal value from any concern which does, or is seeking to do, business with the Corporation;

  b.
  State that the provision of gifts and entertainment is not, and will not become, a condition of doing business with the Corporation; and

  c.
  Request that the recipient identify any Employee or representative of the Corporation who pressures or solicits the recipient for gifts, entertainment, or other special favors.

  3.7
  The Compliance Officer shall coordinate and perform the compliance certification described in this Section 3.

  3.8
  Compliance with the Policy is essential. Violations will result in disciplinary action, including dismissal where warranted.

  3.9
  The Corporation will not permit retaliation against good faith reports or complaints of violations of this Policy or other illegal or unethical conduct.

4.0   QUESTIONABLE OR IMPROPER PAYMENTS OR USE OF THE CORPORATION'S ASSETS

  4.1
  All Employees should protect the Corporation's assets and ensure their efficient use. All Company assets should be used only for legitimate business purposes.

  4.2
  The use of any funds or assets of the Corporation for any unlawful or improper purpose is strictly prohibited.

  4.3
  No payments, gifts, gratuities, entertainment, or other special favors ("Gifts") from the Corporation's funds or assets shall be made to or for the benefit of a representative of any domestic or foreign government (or subdivision thereof), labor union, or any current or prospective customer or supplier for the purpose of improperly obtaining a desired government action, or any sale, purchase, contract, or other commercial benefit. This prohibition applies to direct or indirect payments made through third parties and employees as well and is intended to prevent bribes, kickbacks, or any other form of payoff.

  4.4
  In addition, Employees shall not accept payments or gifts of the kinds prohibited in this Section 4. This, however, does not prohibit an Employee from receiving customary items permitted under Section 6.3.

  4.5
  In the United States, nothing of value (for example, Gifts) may be provided to government personnel unless clearly permitted by law and any applicable regulation. Commercial business entertainment and transportation which is reasonable in nature, frequency, and cost is permitted. Reasonable business entertainment or transportation would cover, for example: a lunch, dinner, or occasional athletic or cultural event; Gifts of nominal value (approximately $250 or less); entertainment at the Corporation's facilities or other authorized facilities; or authorized transportation in the Corporation's vehicles or aircraft. In addition, reasonable business entertainment covers traditional promotional events sponsored by the Corporation. (See also Section 16, "Doing Business with the Government")

  4.6
  All arrangements with third parties such as distributors or agents must be formalized in a written contract or purchase order which provides for services that are in fact to be performed and for reasonable fees.

  4.7
  The Corporation's assets are not maintained for use by Employees for non-business related purposes. Employees are prohibited from using corporate property or information for personal gain. An Employee's occasional personal use of items such as stationery, supplies, copying facilities, or telephone, where the cost to the Corporation is insignificant, is permissible. Employees located within the United States shall not use the Corporation's automobiles for personal purposes other than for field use and commuting to and from the office. Employees in foreign locations shall abide by the Corporation's guidelines concerning the use of the Corporation's automobiles as those guidelines may be communicated to them from time-to-time.

  4.8
  Employee expense accounts should be used only to reimburse Employees for items and activities that are purchased for company business. Each Employee must submit an accurate expense report of the money spent for this purpose.

5.0   POLITICAL CONTRIBUTIONS

  5.1
  The Corporation encourages the personal and financial participation of its Employees in the federal, state (or provincial), and local elective processes and believes that its Employees should take an active interest in fostering principles of good government. Federal law prohibits the Corporation from making any contribution or expenditure in connection with any federal election, including to federal candidates, political parties, or political action committees. Although there are exceptions, most states also prohibit the use of corporate treasury funds to influence state elections. It is the Corporation's policy to comply fully with such statutes.

  5.2
  It is the Corporation's policy not to make political contributions of funds, property, or services (including political activity by Employees for which the Employee is compensated by the Corporation), directly or indirectly, in support of any political party or candidate in any United States election, whether federal, state, or local, except as stated in Section 5.3 below. For this purpose, the purchase of tickets for dinners, advertising in political program booklets, use of the Corporation's duplicating facilities, compensated Employee activity, Employee contributions reimbursed through corporate expense accounts, and similar donations in kind are considered political contributions and are prohibited.

  5.3
  The Corporation may on occasion contribute to state elections and to state and local initiative or referendum campaigns where the Corporation's interests are directly involved and where permitted by state and local law. All such proposed contributions shall be approved in advance by the Compliance Officer to ensure full compliance with applicable state and local laws, regulations, and reporting requirements.

  5.4
  As permitted by law, the Corporation's funds may be used to establish and administer a political action committee or separate segregated fund, the purpose of which includes the disbursement of contributions made by Employees, stockholders, and others to political parties and candidates. Indirect expenditures (such as travel on Corporation-supplied aircraft) and expenditures other than for administrative support for a political action committee may be construed as contributions, and therefore, all such proposed activities shall be submitted for the review of, and approval by, the Compliance Officer prior to their implementation.

  5.5
  Outside of the United States where corporate political contributions are permitted by law and encouraged by local custom, contributions may be appropriate and are permitted where approved by the proper corporate officer, with the concurrence of the Compliance Officer. Please refer to Section 7 of this Policy for further material relating to foreign payments.

6.0   CONFLICTS OF INTEREST

  6.1
  It is the objective of the Corporation to award business to suppliers of goods and services solely on the basis of commercial considerations such as competitive price, high quality, dependable service, timely delivery, and reputation of the supplier. Employees are expected to deal with suppliers, contractors, vendors, and all others doing business with the Corporation on the sole basis of these considerations without favor, preference, obligation, or other such pressure which may impair the Employee's objectivity or affect their judgment in dealing with these third parties.

  6.2
  The Corporation expects Employees to avoid those relationships that might affect their judgment in performing their duties or be construed as a conflict of interest. There are, however, many circumstances in which a real or apparent conflict of interest may arise. In observance of this expectation, the following standards in Section 6.3 shall be used in guiding each Employee's Corporate behavior.

  6.3
  A conflict of interest is deemed to exist whenever, as a result of the nature or responsibilities of his or her employment with the Corporation, an Employee is in a position to further any personal financial interest or the financial interest of any member of the Employee's family.

  For example, the following examples would be considered conflicts of interest. These examples and the examples below are illustrative only and are not intended to be all inclusive:

    •
    An Employee's investment or financial interest in, or holding an employee, director, consultant, or agent position with, any supplier, customer, or competitor of the Corporation (except for an investment in publicly traded securities as described below).

    •
    Without the prior approval of an executive officer of the Corporation, an Employee's acceptance of, or giving permission for a member of the Employee's immediate family to accept, Gifts of more than nominal value (approximately $250 or less) from an actual or prospective customer, supplier, or competitor of the Corporation, or any governmental official or employee thereof, who is attempting to establish dealings with the Corporation by providing such gifts. This does not preclude an Employee's acceptance of reasonable business entertainment, such as a lunch or dinner, or events involving normal sales promotion, customarily made available to other customers of the sponsoring organization, advertising, or publicity. Any pleasure trips must be approved by the Employee's immediate manager or supervisor.

    •
    The solicitation of gifts from any actual or prospective customer, supplier, or competitor of the Corporation, or any governmental body or official, whether or not he, she, or it has business dealings with the Corporation.

    •
    An Employee's disclosure or use of any confidential information gained by reason of employment by the Corporation for profit or advantage for himself or anyone else. Please refer to Sections 10 and 14 of this Policy for further materials relating to the use of material non-public information and confidential information.

      •
      An Employee's competition with the Corporation in the acquisition or disposition of rights or property.

  The following situations would not be considered conflicts of interest:

    •
    Ownership of an insignificant percentage (1% or less of the outstanding shares) of publicly traded securities of a supplier, customer, or competitor of the Corporation, subject to the limitations and prohibitions set forth in Section 10.

    •
    A transaction with one of the Corporation's banks, which transaction is customary and conducted on standard commercially available terms, such as a home mortgage or bank loan.

    •
    A transaction or relationship disclosed in accordance with this Policy and determined by the Compliance Officer not to be a prohibited conflict of interest.

  The following types of items may generally be accepted by an Employee:

    •
    Reciprocal means (food and beverages).

    •
    Advertising articles (pens, paperweights, ashtrays, hats, jackets, shirts, and similar items bearing the donor's logo or company name).

    •
    Holiday foods or beverages (turkeys, hams, liquor).

    •
    Sports or theater tickets (individual events only).

    •
    Pleasure trips (sports events, hunting, fishing, golfing, etc.) customarily made available to other customers of the sponsoring organization.

  The following types of items and services may not be accepted by an Employee regardless of value:

    •
    Cash.

    •
    Personal clothing, jewelry, etc.

    •
    Loans or financing (except at prevailing commercial rates and terms with banks or other lending institutions).

    •
    Credit cards.

    •
    Transportation equipment (autos, trucks, boats, etc.)

    •
    Establishment of credit on behalf of the Employee.

    •
    Airline or other transportation tickets and/or individual charters (except for permitted pleasure trips referred to above).

    •
    Discounts on personal purchases.

    •
    Improvements or repairs to personal or real property (except at prevailing commercial rates and terms).

    •
    Sale or purchase of personal or real property (except at prevailing commercial rates and terms).

    •
    Gift certificates.

    •
    Finders fees or fees for the referral of business.

  6.4
  No Employee, regardless of salary level, shall engage in any business or conduct, or enter into any agreement or arrangement, which would give rise to actual or potential conflicts of interest. No Employee should permit himself to be placed in a position which might give rise to the appearance that he has a conflict of interest.

  6.5
  Actual or potential conflicts of interest involving an Employee or his immediate family shall be reported by the affected Employee, or by others having knowledge of the existence of such actual or potential conflicts of interest, in writing to the Employee's immediate supervisor, who shall consult with the Compliance Officer to determine whether a conflict of interest actually exists and to recommend measures to be taken to neutralize the adverse effect of the conflict of interest reported, if any such measures are available or appropriate under the circumstances. This procedure shall be applied so as to minimize its effect on the personal affairs of Employees consistent with the protection of the Corporation's interests.

  6.6
  No officer of the Corporation shall, directly or indirectly, including through any subsidiary, obtain credit for himself or another officer, arrange for the extension of such credit, or renew an extension of such credit in the form of a personal loan from the Corporation.

  6.7
  Employees must advance the legitimate interests of the Corporation when the opportunity to do so arises. Employees shall not (a) take for themselves personally opportunities that properly belong to the Corporation or are discovered through the use of corporate property, information, or position; (b) use corporate property, information, or position for personal gain; and (c) compete with the Corporation.

7.0   FOREIGN CORRUPT PRACTICES ACT ("FCPA")

  7.1
  No Employee shall make any offer, payment, promise to pay, or the authorization of the payment of any money, or offer, gift, promise to give, or the authorization of any promise to give anything of value to:

  a.
  any foreign official for the purposes of:

  (i)
  influencing any act or decision of such foreign official in his or her official capacity, including a decision to fail to perform his or her official functions;

  (ii)
  inducing such foreign official to use his influence with a foreign government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality; or

  (iii)
  securing any improper advantage,

      in order to assist in obtaining or retaining business for or with, or directing business to, any person; or

    b.
    any foreign political party or official thereof or any candidate for foreign political office for the purposes of:

    (i)
    influencing any act or decision of such political party, official, or candidate in its, his, or her official capacity, including a decision to fail to perform its, his, or her official functions;

    (ii)
    inducing such political party, official or candidate to use its, his, or her influence with a foreign government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality; or

    (iii)
    securing any improper advantage,

      in order to assist in obtaining or retaining business for or with, or directing business to, any person; or

    c.
    any persons, while knowing that all or a portion of such money or thing of value will be offered, given, or promised, directly or indirectly, to any foreign official, to any foreign political party or official thereof, or to any candidate for foreign political office for the purposes of:

    (i)
    influencing any act or decision of such foreign official, political party, party official, or candidate in its, his, or her official capacity, including a decision to fail to perform its, his, or her official functions;

    (ii)
    inducing such foreign official, political party, party official, or candidate to use its, his, or her influence with a foreign government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality; or

    (iii)
    securing any improper advantage,

      in order to assist in obtaining or retaining business for or with, or directing business to, any person.

  7.2
  Employment of a foreign agent or commencement of significant business operations outside the United States must be approved by the Compliance Officer. Keep in mind that an FCPA problem can occur during negotiations and prior to any formal agreement being signed. It is important, therefore, to remember that promises to pay (even if speculative) can create future problems for the Employee and the Corporation. Remember also that generally no gifts of any value can be given to a foreign official. If the situation warrants a token gift to an agent or employee of a present or prospective foreign customer, the Employee must consult with the Compliance Officer prior to offering such a gift. The approval of the Compliance Officer is required to ensure that (a) the gift is consistent with the FCPA and (b) the gift is lawful, customary, and necessary to the conduct of business in the country where it is made.

  7.3
  The FCPA allows so-called "facilitating payments" made in foreign countries to low-level government employees for the purpose of expediting performance of routine government actions. These payments are usually less than $100 in value. The term "routine governmental action" is defined to include only those actions ordinarily and commonly performed by a foreign government official in connection with:

  a.
  obtaining licenses, permits, and other official documents to qualify to do business in a foreign country;

  b.
  processing governmental papers, such as visas and work orders;

  c.
  providing police protection, mail service, and inspection of goods;

  d.
  providing phone service, power and water supply, loading and unloading cargo, and protecting perishable goods from deterioration; and

  e.
  actions of a similar nature.

  7.4
  Three (3) other points should be noted with regard to facilitating payments:

  a.
  The FCPA requires that all payments of whatever nature be properly recorded, supported with documentation, and not be inaccurately represented. This means that, if facilitating payments are made, they must be: (i) recorded as such in the financial records of the Corporation; and (ii) reported to the office of the Controller of the Corporation on a quarterly basis. Keep in mind the limitations on these payments when detailing their purpose. For example, if it is a payment to a Customs official to process some paperwork in a timely fashion, the Employee should make a note of the circumstances. An

      Employee's notation should make it apparent during a subsequent review of the expense records that the payment was required for a routine government action involving no discretion on the part of the official.

    b.
    Although facilitating payments are permissible within the closely circumscribed set of circumstances as enumerated above, virtually every country has specific laws or formal or informal policies prohibiting payments of any kind to government officials. The severity of penalties and the enforcement of such laws vary widely. Keep in mind that the official who happily accepts the payment may be the same official who reports the illegal activity. This discussion of payments allowed under the FCPA in no way is meant to imply that such payments are legal and proper wherever business is being conducted. The safest course legally is to ensure that facilitating payments are only made where the payments are lawful in the country where made, are insubstantial, and there is no reasonable alternative to making the payments. It is also imperative that the governmental action or assistance sought be proper for the Corporation to receive (i.e., it falls within the definition of a "routine governmental action").

    c.
    Contemplated facilitating payments related to routine governmental actions, as defined above in Section 7.3, need not be submitted in advance to the Compliance Officer for review. However, this is an area subject to differing interpretations. During a subsequent review of the payment, the government (for example, the Justice Department or the SEC) might interpret the facts differently than the Employee did when faced with the circumstances that prompted the payment. Therefore, an Employee must think carefully before making any such payment and contact the Compliance Officer if they have questions.

  7.5
  In general, decisions by foreign government officials to award new business or to continue an existing business relationship, or decisions by such officials with regard to the passage of legislation or regulations, are not routine governmental actions. The following types of circumstances are provided as examples to assist in this area:

  a.
  An Employee's goods are held in customs behind a long list of other cargo. The officials are unimpressed with the Employee's need for prompt processing. A facilitating payment to have the officials do what they are required to do would be permissible.

  b.
  On the other hand, if the customs office is closed for the day and the Employee would like the officials to process the goods nevertheless, a payment would not be permitted. The reasoning is that the opening of the office after hours is not a requirement that they have anyway. Opening the office would require discretion.

  c.
  An Employee has received final government approval for the business activity in a country, but now needs a final document from a clerk. The clerk is obliged to give the Employee the final paperwork; it is just a question of when. No discretion is involved. Therefore, a gratuity to speed the processing of this paperwork would be permitted.

  d.
  On the other hand, if an Employee is applying for a permit, no gratuity is permitted to the official whose discretion will impact whether or not the Employee receives the permit.

  e.
  An Employee is stopped for a traffic violation. The officer appears to be willing to forget the matter if the Employee can help with the "policeman's fund." This payment is permitted under the FCPA because it has nothing to do with obtaining, directing, or otherwise impacting a business matter.

  f.
  An Employee has a prospect who indicates his or her willingness to work with the Employee to make sure they get government approvals. The official indicates his desire to send his son to the U.S. for college. The Employee offers to help in that regard. The Employee's offer is ill-defined, without specifics. Nevertheless, the Employee may have made an offer in violation of the FCPA.

    g.
    An Employee has not received the power hook-ups required from the local government. The "representative" for the project fixes the matter with a $100 cash gift to the local power authority manager. Again, this was a routine action that should have been provided anyway; therefore, it would have been permitted.

    h.
    The Employee's "representative" needs several thousand dollars in expense money to help establish a new office or branch office. There is a strong likelihood that absent correct controls, this representative will violate the FCPA on behalf of the Employee and Corporation.

    The FCPA area of law is complicated. When in doubt, check with the Compliance Officer. If an Employee has any concerns about a current or pending contract, please let the Compliance Officer know. Employees can report problems on an anonymous basis to the Compliance Officer. The important thing to remember is that potential problems can only be resolved if reported.

  7.6
  The Corporation shall not indemnify any Employee upon conviction for violation of the FCPA.

8.0   BOOKS AND RECORDS OF THE CORPORATION; LEGAL REVIEW

  8.1
  The Corporation's books, records, and accounts shall accurately and fairly reflect the transactions of the Corporation, in reasonable detail and in accordance with the Corporation's accounting practices as in effect from time to time that are more particularly described in Section 8.2 hereof.

    The following examples are given for purposes of illustration and are not intended to limit the generality of the foregoing in any way:

    a.
    No false or deliberately inaccurate entries (such as over billing) shall be made for any reason. Discounts, rebates, credits, and allowances do not constitute over billing when lawfully granted; the reasons for the grant should be set forth in the Corporation's records, including the party requesting the treatment.

    b.
    No payment shall be made with the intention or understanding that all or any part of it is to be used for any purpose other than that described by the documents supporting the payment.

    c.
    No unrecorded funds or assets shall be established for any purpose.

    d.
    No false or misleading statements, written or oral, shall be made to any internal or external accountant or auditor with respect to the Corporation's financial statements or documents to be filed with the U.S. Securities and Exchange Commission (SEC), or any other regulatory agency or financial institution.

  8.2
  The Controller of the Corporation shall devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that:

  a.
  financial transactions are executed in accordance with management's general or specific authorization;

    b.
    financial transactions are recorded as necessary (i) to permit the preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (ii) to maintain accountability for assets;

    c.
    access to bank accounts, brokerage accounts, cash management and cash sweep accounts, and any other cash assets is permitted only in accordance with management's general or specific authorization; and

    d.
    the recorded value of assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

  8.3
  No Employee of the Corporation shall, directly or indirectly:

  a.
  falsify or cause to be falsified, any book, record, or account of the Corporation; or

  b.
  make or cause to be made any materially false or misleading statement, or omit to state, or cause another person to omit to state, any material fact necessary in order to make statements made, in light of the circumstances under which such statements were made, not misleading in connection with (i) any audit or examination of the financial statements of the Corporation or (ii) the preparation or filing of any document or report required to be filed with the SEC, or any other regulatory agency or financial institution.

  8.4
  If any Employee has concerns or complaints regarding questionable accounting or auditing matters of the Corporation, he or she should submit those concerns or complaints (anonymously, confidentially, or otherwise) to the Audit Committee of the Board of Directors. Procedures for such submissions are outlined in Section 17.

  8.5
  All agreements, contracts, and other legal documents which bind the Corporation and/or its properties, or concern the Corporation's business operations shall be reviewed and approved by the Corporation's legal department prior to execution. The legal department from time to time may prepare standard forms of agreements and other documents for use by Employees and authorize Employees to use the form or model agreements and documents without further review by the legal department. Employees are expected to promptly provide the Corporation's legal department with copies of all signed agreements and other legal documents, which will be maintained in the Corporation's records.

  8.6
  Proper documentation of all contracts, agreements, and arrangements concerning the Corporation and/or its business and operations shall be maintained on the Corporation's premises or at locations and facilities controlled by the Corporation.

  8.7
  Employees must comply with the Corporation's document retention policy to ensure that any controlling laws and regulations are met. Each Employee should become familiar with and adhere to this policy. Additionally, federal law states that:

              "Whoever knowingly alters, destroys, mutilates, conceals, covers up, falsifies, or makes a false entry in any record, document, or tangible object with the intent to impede, obstruct, or influence the investigation or proper administration of any matter within the jurisdiction of any department or agency of the United States or any case filed under title 11, or in relation to or contemplation of any such matter or case, shall be fined under this title, imprisoned not more than 20 years, or both." Sarbanes-Oxley Act of 2002 §802(a), 18 U.S.C. §1519. Emphasis added.

  The consequences of modifying or destroying any relevant documents or records are severe and may include prosecution. An Employee who has any doubt about the legality or propriety of modifying or destroying any document or record should contact his/her supervisor or the Compliance Officer before proceeding.

  8.8
  From time to time, Employees may be contacted by government representatives or legal counsel representing other companies, government agencies, or individuals in connection with investigations that concern the Corporation, its businesses, clients, employees, or suppliers. While the Corporation cooperates with all reasonable requests from government agencies and authorities, all requests for information other than what is provided on a routine basis should be reported to the legal department immediately. An Employee who is contacted should decline to respond and should refer the requester to the legal department. Likewise, if an Employee receives a subpoena or other request to testify or produce documents, a copy of the subpoena or request should be forwarded immediately to the legal department. The legal department's guidance should be received before responding to any request, and all responses must be coordinated through the legal department. All information provided should be truthful and accurate. Employees must never mislead any investigator and must never modify or destroy documents or records in response to an investigation.

9.0   PAYMENT OF AMOUNTS DUE CUSTOMERS, AGENTS, OR DISTRIBUTORS

  a.
  All commission, distributor, or agency arrangements must be in writing and provide for services to be performed and for a fee, which is reasonable in amount and reasonably related to the services to be rendered (i.e., not in excess of normal rates for the product sold or the place of doing business).

  b.
  All payments for commissions, discounts, or rebates must be made by the Corporation's check or draft (not by cashier's check or in currency) in the name of the agent, distributor, or customer and must be (i) personally delivered to the payee in the country in which the business was transacted or (ii) mailed to the payee's business address or designated bank in the country in which the business was transacted.

  c.
  Where the payee represents in writing or presents an opinion from a reputable local counsel that payment outside the country in which the business was transacted does not violate any laws of such country, such payment may be permitted upon approval from the Compliance Officer.

  d.
  Credit memoranda are the preferred method of effecting a rebate and should be issued to the customer unless the Corporation's check or draft (not a cashier's check or currency) is necessary due to the nature of the transaction. Any check or draft should refer to the sales invoices involved and indicate the amount of discount or rebate and number of units.

  e.
  All payments or discounts, rebates, and commissions shall be fully reflected in the accounting records.

  f.
  Proper documentation of all contracts, agreements, and arrangements concerning the Corporation and/or its business and operations shall be maintained on the Corporation's premises.

10.0 INSIDER TRADING

  10.1
  Prohibited Communications. The disclosure of material, nonpublic information to others can lead to significant legal difficulties, fines, and punishment. Employees should not discuss material, nonpublic information about the Corporation or its subsidiaries with anyone, including other Employees, except as required in the performance of the Employee's regular duties on a need-to-know basis. Under Regulation FD of the securities laws, the Corporation is required to avoid the selective disclosure of material, nonpublic information. The Corporation has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. Employees may not, therefore, disclose nonpublic information to anyone, including family members and friends, other than in accordance with those procedures. Employees also may not discuss the Corporation or its business, operations, or financial plans in an Internet "chat room" or similar Internet-based forum.

  10.2
  Transactions by Family Members. This Policy also applies to an Employee's family members who reside with the Employee, anyone else who lives in the Employee's household, and any family member(s) who do not live in the Employee's household but whose transactions in the Corporation's securities are directed by the Employee or are subject to the Employee's influence or control (such as parents or children whom the Employee financially supports or who consult with the Employee before they trade in the Corporation's securities). The Employee is responsible for the transactions of these other persons and therefore should make them aware of the need to confer with the Employee before they trade in the Corporation's securities.

  Material Information. Material information is any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect the stock price, whether it is positive or negative, should be considered material. Following are some examples of information that ordinarily would be regarded as material:

    •
    Quarterly and year-end financial results;

    •
    Projections of future earnings or losses, or other earnings guidance;

    •
    Earnings or projections that are inconsistent with the consensus expectations of the investment community;

    •
    A pending or proposed merger, acquisition, or tender offer;

    •
    A new discovery or information about the reserves of a specific discovery;

    •
    A pending or proposed significant acquisition or sale of properties;

    •
    A significant change in production volumes;

    •
    The declaration of a stock split, or an offering of additional securities or plans to repurchase stock, or other changes in Forest's capital structure;

    •
    A change in senior management;

    •
    A change in accounting policies;

    •
    A significant regulatory enforcement action or lawsuit;

    •
    Impending bankruptcy or the existence of severe liquidity problems; or

    •
    The gain or loss of a significant customer or supplier.

  10.3
  When Information is "Public." If Employees are aware of material, nonpublic information, they may not trade until the information has been disclosed broadly to the marketplace (for example, by means of a press release or an SEC filing) and the investing public has had time to absorb the information fully. To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until after the third business day after the information is released. For example, if the Corporation were to make an announcement of material information on a Monday, Employees should not trade in the Corporation's securities until Thursday.

  10.4
  Transactions by Directors, Officers, and Certain Other Employees. The Corporation has adopted special trading procedures for directors and officers. In addition, from time to time, specific Employees may be instructed to refrain from any trading activities as a result of their involvement with financial information, material developments, special projects, and other activities or events. If Employees are subject to special trading restrictions, they will be notified of these trading restrictions by their manager and/or the Compliance Officer.

  10.5
  Twenty-Twenty Hindsight. Remember, anyone scrutinizing Employee transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, Employees should carefully consider how enforcement authorities and others might view the transaction in hindsight.

  10.6
  Communicating Potential Material Information to Senior Management. If Employees become aware of information about Forest that is or may become material, they should promptly communicate that information to the Chief Executive Officer, President, and Chief Financial Officer of Forest as well as to the Compliance Officer. This communication is very important to allow Forest to determine whether, how, and when the information should be reported to the public. It is also critical to permit the Compliance Officer to determine whether to permit transactions in Forest's securities. Except for this communication, Employees should keep the information confidential and share it only with the Corporation's Employees, accountants, and legal counsel who have a need to know as directed by any of the above officers. If Employees have any doubt about whether information may be material, they should err in favor of prompt communication to the Chief Executive Officer, President, Chief Financial Officer, and Compliance Officer.

  CONFIDENTIAL INFORMATION

  10.7
  The Corporation has strict policies designed to safeguard the confidentiality of its internal, proprietary information. These include identifying, marking, and safeguarding confidential information and employee confidentiality agreements. Employees should comply with these policies at all times.

  CONSEQUENCES OF AN INSIDER TRADING VIOLATION

  The consequences of an insider trading violation can be severe:

  10.8
  Traders and Tippers. Employees (or their tippees) who trade on inside information are subject to the following penalties;

    •
    A civil penalty of up to three times the profit gained or loss avoided;

    •
    A criminal fine of up to $1,000,000 (no matter how small the profit); and

    •
    A jail term of up to ten years.

  A person who tips information to a person who then trades is subject to the same penalties as the tippee, even if the Employee did not trade and did not profit from the tippee's trading.

  10.9
  Control Persons. The Corporation and its supervisory personnel, if they fail to take appropriate steps to prevent illegal insider trading, are subject to the following penalties:

    •
    A civil penalty of up to $1,000,000 or, if greater, three times the profit gained or loss avoided as a result of the employee's violation; and

    •
    A criminal penalty of up to $2,500,000.

  10.10
  Company-Imposed Sanctions. An Employee's failure to comply with this Insider Trading Policy may subject the Employee to company-imposed sanctions, including dismissal for cause, whether or not the Employee's failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one's reputation and irreparably damage a career, as well as negatively impact the Corporation.

  PROHIBITION ON SHORT SALES, PUTS, CALLS, AND OPTIONS

  10.11
  The Employee, his or her spouse, all members of his or her household, and his or her dependent children living outside of his or her house are prohibited from making any short sales of any securities of Forest Oil without receiving approval from the Chief Executive Officer and Compliance Officer. Also, no such person may buy or sell puts, calls, or options in respect of the Corporation's securities at any time without receiving approval from the Chief Executive Officer and Compliance Officer.

  Short sales are sales of securities that the seller does not own at the time of the sale or, if owned, that will not be delivered within 20 days of the sale. A person usually sells short when they think the market is going to decline substantially or the stock will otherwise drop in value. If the stock falls in price as expected, the person selling short can then buy the stock at a lower price for delivery at the earlier sale price (this is called "covering the short") and pocket the difference in price as profit. In addition to the fact that it is illegal for directors and officers to sell their company's securities short, the Corporation believes it is inappropriate for its Employees to bet against the Corporation's securities in this way. Puts, calls, and options for the Corporation's securities (other than options granted pursuant to the employee benefit plans) also afford the opportunity to profit from a market view that is adverse to the Corporation, and they carry a high risk of inadvertent securities law violations. All such transactions are prohibited without receiving approval from the Chief Executive Officer and Compliance Officer.

  TRANSACTIONS UNDER FOREST STOCK, OPTION, AND 401(K) PLANS

  This Policy applies to transactions under the Corporation's employee stock purchase plan, stock option plan, and 401(k) retirement savings plan as it pertains to Forest Oil stock.

  10.12
  Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option so long as the Employee elects to purchase and hold all of the underlying shares. Further, this Policy does not apply to the exercise of a tax withholding right pursuant to which the Employee elects in advance to have the Corporation withhold shares to satisfy tax withholding requirements in connection with an option exercise, so long as such election occurred when the Employee was not in possession of material, nonpublic information. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. The Corporation may from time to time designate a captive broker with whom all Employees will be required to complete all transactions involving stock options and other securities awarded under any Forest Oil stock plan, including, for example, all stock option exercise transactions. In the event that the Corporation designates a captive broker, Employees will be notified and provided with the broker name and contact information.

  10.13
  401(k) Retirement Savings Plan.This Policy does not apply to purchases of Forest Oil stock in the 401(k) plan resulting from an Employee's periodic contribution of money to the plan pursuant to their payroll deduction election. The Policy does apply, however, to certain elections that an Employee may make under the 401(k) plan, including (a) an election to increase or decrease the percentage of their periodic contributions that will be allocated to Forest Oil stock, (b) an election to make an intra-plan transfer of an existing account balance into or out of Forest Oil stock, (c) an election to borrow money against their 401(k) plan account if the loan will result in a liquidation of some or all of their Forest Oil stock, and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to Forest Oil stock.

  10.14
  Employee Stock Purchase Plan (ESPP). This Policy does not apply to purchases of Forest Oil stock in the ESPP resulting from the Employee's periodic contribution of money to the plan pursuant to the election they made at the time of their enrollment in the plan, so long as such election occurred when they were not in possession of material, nonpublic information. The policy does apply, however, to the Employee's election to participate in the plan for any enrollment period and to their sales of Forest Oil stock purchased pursuant to the plan.

  POST-TERMINATION TRANSACTIONS

  10.15
  The Insider Trading Policy will continue to apply to Employee transactions in Forest Oil securities even after they have terminated their employment. If Employees are in possession of material, nonpublic information when their employment terminates, the Employee may not trade in Forest Oil securities until that information has become public or is no longer material.

  Failure to observe this Policy could lead to significant legal problems and could have other serious consequences, including the termination of employment.

11.0 INTERNATIONAL BUSINESS

  11.1
  All Employees are expected to comply with the laws of the country in which they operate. The fact that in some countries certain laws prohibiting particular conduct are not enforced in practice, or that violation is not subject to public criticism or censure, will not excuse non-compliance. If an Employee has questions as to whether certain activities are prohibited, he or she should contact the Compliance Officer. Each Employee must abstain from the activity in question until you have been informed that the activity is not prohibited. All Employees also must comply strictly with United States laws and regulations applicable to the conduct of business outside the United States. Certain of these United States laws and regulations are summarized below:

  Antiboycott Laws

  11.2
  It is the policy of the Corporation to conduct its business in accordance with all United States business and tax antiboycott laws and regulations. In general, the antiboycott laws and regulations are designed to prevent businesses from cooperating with unsanctioned foreign boycotts of countries friendly to the United States whether by way of (i) refusal to do business with another person, (ii) discriminatory employment practices, (iii) furnishing information on the race, religion, sex, or national origin of any United States person, (iv) furnishing information concerning any person's affiliations or business relationships with a boycotted country, or (v) utilization of letters of credit containing boycott provisions.

  11.3
  The Corporation is required to abstain from all prohibited conduct or any agreement to engage in such conduct and must make prompt reports of any request for prohibited boycott cooperation or information. All Employees are required to promptly report any such violation or request to the Compliance Officer.

  United States Embargoes

  11.4
  It is the policy of the Corporation to conduct its business in accordance with the trade restrictions imposed under the International Emergency Economic Powers Act, the Trading With the Enemy Act, the Cuban Liberty and Democratic Solidarity (Libertad) Act of 1996, and the related Executive Orders and Treasury Department regulations.            As of August 2001, the U.S. has sanctions and embargoes against Cuba, Iran, Iraq, Libya, North Korea, Sudan, the Federal Republic of Yugoslavia (specific parties), Liberia, Sierra Leone, the Taliban in Afghanistan, the UNITA faction in Angola, and Syria, a ban on new U.S. investments in Burma (Myanmar), and programs involving narcotics traffickers, named terrorists, Foreign Terrorist Organizations, designated foreign persons who threaten international stabilization efforts in the Western Balkans, and designated foreign persons who have engaged in activities related to the proliferation of weapons of mass destruction. The provisions and restrictions imposed under these regulations (which generally cover foreign-based subsidiaries of United States companies as well as foreign-based United States citizens and permanent residents) vary, and the countries covered are subject to change. Such prohibitions and restrictions may affect exports, imports, travel, currency transactions, and assets and accounts. Generally speaking, what may not be done directly also may not be done or arranged through third parties or permitted by conscious non-supervision. The civil and criminal sanctions that may be imposed for violations are very severe. Accordingly, Employees with responsibility for international activities should consult frequently with a company attorney or the Compliance Officer regarding these matters. Any business dealings involving any of the countries noted above (and others that may be added) are to be reviewed in advance.

  Export Control

  11.5
  Under the Export Administration Regulations administered by the United States Commerce Department, the export of goods and services from the United States may require a specific export license from the Commerce Department. The same may apply to transshipment of United States origin goods from the country of original destination to a third country, and to exports of foreign made goods with United States content.

12.0 COPYRIGHT AND SOFTWARE CODE OF ETHICS

  12.1
  The Corporation is committed to complying with all copyright and software licensing requirements. Any Employee found purposefully neglecting copyright law or illegally copying software other than for legitimate backup purposes is subject to termination from the Corporation.

  12.2
  To assist the Corporation in the process of remaining current on copyright and software licensing requirements, the Corporation has appointed a Copyright/ Licensing Officer. This is currently Cyrus D. Marter IV, Vice President, General Counsel and Secretary, who is available to answer questions pertaining to copyright or licensing requirements.

  12.3
  No Employee may reproduce any copyrighted work in print, video, or electronic form in violation of the law, and the easiest way to ensure no violation is by receiving express written permission of the copyright holder. Works are protected by copyright laws in the United States even if they are not registered with the United States Copyright Office and even if they do not carry the copyright symbol (©).

  12.4
  The Corporation and its Employees are committed to the following Software Code of Ethics:

  a.
  The Corporation and its Employees will neither engage in nor tolerate the making or using of unauthorized software copies under any circumstances.

  b.
  The Corporation will provide legally acquired software to meet all legitimate software needs in a timely fashion and in sufficient quantities for all its computers.

  c.
  The Corporation and its Employees will comply with all license or purchase terms regulating the use of any software acquired or used.

  d.
  The Corporation and its Employees will enforce strong internal controls to prevent the making or using of unauthorized software copies, including effective measures to verify compliance with these standards and appropriate disciplinary measures for violation of these standards.

  12.5
  Copyrighted works also include, but are not limited to, printed articles from publications, TV and radio programs, videotapes, music performances, photographs, training materials, manuals, documentation, databases, and World Wide Web pages. In general, the laws that apply to printed materials are also applicable to visual and electronic media. Examples include diskettes, CD-ROMs, and World Wide Web pages.

  12.6
  For all other copyrighted works, Employees must obtain permission from copyright holders directly, or their licensing representatives, when the reproduction or duplication exceeds fair use.

  12.7
  To obtain permission to reproduce copyrighted works, the Employee should contact the copyright holder (for example, the company's rights and licensing department or the appropriate group) or the individual holder directly.

  12.8
  The Corporation encourages its Employees to educate their peers on copyright compliance. If any Employee witnesses a potential copyright infringement, he or she is encouraged to bring the matter to the attention of both the individual and the Copyright/Licensing Officer. Employees who illegally duplicate copyrighted works may be subject to disciplinary action up to and including termination.

13.0 WORKPLACE COMPUTER AND E-MAIL USE

  Appropriate Use of the Computer and Technical Resources

  13.1
  It is the joint responsibility of management and all Employees to ensure that the Corporation's computer systems and other technical resources are used appropriately; that is, consistent with the Corporation's standards of proper business and ethical conduct and this Policy.

  13.2
  Any electronic mail ("e-mail") that is sent to Employees Company-wide or to all Employees at a specific Company facility (e.g., the Denver office), must be approved by Executive Management, the Director Human Resources, or the Chief Technology Officer or his or her designee before being sent.

  Internet

  13.3
  The Corporation has Internet services to support the advancement of the Corporation's business goals and objectives. The Corporation encourages use of the Internet as a strategic business and learning tool. Occasional access to the Internet for learning or personal use is acceptable to facilitate the learning process and to promote the use of this strategic resource. At all times, during and after work, the Internet user is responsible for avoiding Internet sites that violate the Corporation's sexual harassment or other policies. Any unintentional contact with such a site requires the user to avoid exposing anyone else to the material, which should be deleted immediately from computer storage.

  13.4
  The Corporation has the right to monitor and log Internet activity and to block offensive, illegal, and non-business related sites. If an Internet user is uncertain whether a site violates any of the Corporation's policies or the law, he or she should contact the Compliance Officer.

  13.5
  Internet activity is to be considered public, and users must conduct their activity accordingly. The Corporation may require and implement an encryption process for sending Internet e-mail with confidential, sensitive, or proprietary information. In addition, address confirmation of the intended recipient is required prior to sending the communication.

  13.6
  The Internet can be used to communicate and exchange information as long as usage complies with all applicable laws, regulations, and company policies, including those:

    •
    Governing the import and export of technology, software, and data;

    •
    Restricting the use of telecommunications technology and encryption;

    •
    Governing the transmission of data across national borders;

    •
    Relating to copyright, trademark, and advertising laws; and

    •
    Addressed in this Policy.

  13.7
  No Employee shall participate in Internet chatroom discussions at any time that relate, directly or indirectly, to the Corporation and its business.

  Electronic Mail

  13.8
  The Corporation operates and maintains electronic mail ("e-mail") systems to facilitate internal and external business communications. While the Corporation's e-mail system may be used for incidental and occasional personal messages, such use should be kept to a minimum. E-mail may not be used in any way which may be disruptive to the Corporation's operations, offensive to others, or violative of any of the Corporation's policies or law. E-mail users should be aware that the Corporation and others might access e-mail records that are either stored or handled by the Corporation's e-mail systems. E-mail messages, including personal messages, may thus be subject to review by the Corporation and others for appropriate purposes. Employees with unique or special access to e-mail records shall not access such records outside the normal course of supporting or administering these systems, without proper authorization. Employees who access the e-mail records of others without proper justification and authorization will be subject to disciplinary action up to and including termination of employment.

  Access

  13.9
  Employees may access only files or programs, whether computerized or not, that they have permission to access. Unauthorized review, duplication, dissemination, removal, damage, or alteration of files, passwords, computer systems, or programs, or improper use of information obtained by unauthorized means, may be grounds for disciplinary action, up to and including termination of employment.

  Privacy

  13.10
  It is the Corporation's policy to comply with applicable legal requirements concerning privacy in the workplace. However, Employees and contractors should be aware that they have no right of privacy as to any information or file maintained in or on the Corporation's property, or transmitted or stored through the Corporation's computer systems, voice mail, e-mail, or other technical resources, with the exception of medical information or files maintained by the Corporation's human resources department. The Corporation may override any applicable passwords for purposes of inspecting, investigating, or searching an Employee's computerized files or transmissions, voice mail, e-mail, or any other media in which information is gathered, stored, or transmitted.

  Contractors and Other Third Parties

  13.11
  Authorization granted to contractors and other third parties to use the Corporation's computer systems and other technical resources may violate the terms of software license agreements. Access should be limited to only what is necessary in support of the Corporation's business, and should be monitored by the manager or supervisor of the business unit granting access. If they have questions, Employees should consult the legal department or the Compliance Officer before granting such access.

  Retention

  13.12
  Deleted e-mail will be retained by the Corporation on back-up tapes for a brief period of time as may be determined by the Corporation. In addition, e-mail back-up tapes may be recycled on a periodic rotating basis.

14.0 PROTECTING PROPRIETARY AND CONFIDENTIAL INFORMATION

  14.1
  Employees will have access to various forms of proprietary and confidential information regarding the Corporation. Any information concerning the Corporation, its properties, technical data, customers, suppliers, strategy, financial statements, acquisitions, dispositions, or its business operations and prospects that is not generally available to the public is confidential. The improper disclosure of proprietary or confidential information could significantly impact the Corporation's competitive position and waste valuable Corporate assets. In addition to constituting a violation of the Corporation's policy, certain types of unauthorized use or disclosure of such information may constitute a criminal offense under the Economic Espionage Act of 1996 and subject the offending party to substantial fines and/or imprisonment.

  14.2
  Employees shall maintain the confidentiality of all confidential information obtained while in the employ of the Corporation. In addition, many states and some countries have laws that protect company proprietary and confidential information. All Employees share an obligation to prevent unauthorized disclosure of the Corporation's proprietary and confidential information and to ensure that authorized disclosures are made pursuant to appropriate confidentiality agreements. In addition, all Employees must ensure that disclosures of proprietary and confidential information within the Corporation are strictly monitored. The Employee's obligation to maintain the confidentiality of such information remains in effect even after termination of employment.

  14.3
  The Corporation may require Employees to sign a Confidentiality and Invention Agreement as a condition of employment. This Agreement and various state, federal, and foreign laws provide that any work developed by Employees within the scope of their employment at the Corporation shall belong to the Corporation. All such work product must be promptly disclosed and assigned to the Corporation. All Employees must cooperate to obtain such intellectual property rights as the Corporation determines are necessary to protect the Corporation's rights in such work product.

  Handling Third-Party Proprietary and Confidential Information

  14.4
  Many Employees also receive access to third-party proprietary and confidential information, either by the third party or otherwise. To protect the Corporation against possible claims of misappropriation, each Employee must understand his or her obligations with respect to such information.

  14.5
  Often another company will submit its own confidential information directly to an Employee and ask that Employee to sign a confidentiality agreement. This is understandable; the Corporation protects its own confidential information in the same manner. However, the third party's confidentiality agreement may contain terms that are onerous or inconsistent with the Corporation's business practices. In addition, acceptance of the third party's confidential information may harm the Corporation's intellectual property interests should it subsequently become involved in a dispute over whether the Corporation developed a certain technology based on its own independent work or on the third party's confidential information. Therefore, Employees should never accept such information without appropriate Corporate management authorization, or sign a third party's confidentiality agreement without approval of an attorney in the Corporation's legal department or the Compliance Officer.

  14.6
  The Corporation has no right to use a third party's confidential information without the consent of the owner. While it is necessary and proper to obtain competitive information through market research, product evaluation, and other public information, no Employee may obtain or attempt to obtain competitive information through unethical or illegal means. In particular, an Employee may not obtain or attempt to obtain confidential information of competitors from the competitor's former employees or from the Corporation's business partners, customers, and suppliers doing business with such competitors. If an Employee obtains any third-party information that appears to be confidential, the Employee is obligated to find out whether the information is in fact confidential and whether its disclosure to the Corporation was properly authorized. If such disclosure was not properly authorized, the Employee should promptly turn the information over to the legal department for proper disposition. In addition to constituting a violation of the Policy, certain types of unauthorized use of third party proprietary information (including improperly receiving such information) may constitute a criminal offense under Federal law and subject the offending party to substantial fines and/or imprisonment.

  14.7
  When using third party proprietary or copyrighted information, such as software, each Employee must comply with the terms and conditions of the applicable license agreement (if any) and not violate the third party's intellectual property rights in such information, such as by using it without the third party's permission or making unauthorized copies. Misuse of any third party copyrighted work may constitute a crime punishable by fines and imprisonment under applicable copyright laws. If in doubt concerning your proposed use of a third party proprietary or copyrighted work, Employees should contact the legal department or the Compliance Officer.

15.0 FAIR DEALING

  15.1
  Employees should try to deal fairly with the Corporation's customers, suppliers, competitors, officers, and employees. No Employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice.

  15.2
  Employees shall act in a professional manner at all times when representing the Corporation. In dealing with customers, Employees should use prudent judgment and exercise good faith. No Employee shall misrepresent, circumvent, or conceal the nature of any material aspect of any transaction when dealing with a customer.

  15.3
  No Employee shall have any agreement, understanding, or arrangement with any competitor with respect to pricing of services, interest rates, or marketing policies. Providing the best possible service to our customers is the most effective means of competing. The Corporation should refrain from inaccurately representing the products and services of its competitors.

16.0 DOING BUSINESS WITH THE GOVERNMENT

  16.1
  Employees engaged in government contracting activities are required to comply with all applicable laws, rules, and regulations for doing business with the government at the federal, state (or provincial), and local level.

  Improper Payments and Gifts

  16.2
  In particular, Employees and agents of the Corporation are prohibited from offering, giving, receiving, or soliciting any gift to or from a government employee or agent. Various federal, state, and local governmental agencies, legislatures, and executive branches have their own rules which, with a few minor exceptions, prohibit giving gifts or other gratuities to their employees. Therefore, no Employee should pay, in whole or in part, for a government employee's meals, entertainment, travel, or other similar expenses or gifts, whether using corporate or personal funds, without the prior approval of the Compliance Officer. In countries where local customs call for giving gifts on special occasions, Employees may, with prior approval of the Compliance Officer, present gifts that are lawful, appropriate, and of nominal value in the context of the recipient's position and in circumstances which would not be construed as seeking special favor. See Sections 6.0 and 7.0 concerning conflicts of interest and the FCPA, respectively.

  Obtaining Government Business

  16.3
  In obtaining government business, the Corporation must use only legitimate methods. Employees are strictly prohibited from seeking or receiving information which the Corporation is not authorized to possess concerning potential government business. This would include, but is not limited to, proprietary data, pricing information of other competitors for government contracts, and non-public documents relating to government purchasing. Any questions concerning appropriate conduct with respect to government contacting should be directed to the Compliance Officer.

  False Statements to Government Officials

  16.4
  It is a violation of this Policy as well as criminal statutes for Employees to make false statements or false claims for payment to the government. A false statement to a government official may be made orally or in writing, and may be made by making an affirmatively misleading statement, or by concealing a material fact from a government official. Moreover, an Employee may violate this Policy even if he or she does not make that statement directly, but only provides false information to another Employee or a third party, knowing that it will later be provided to the government. This policy applies in particular to any and all certifications and forms provided to the government.

  Restrictions on Employment Discussions with United States Government Personnel

  16.5
  The United States Procurement Integrity Act mandates specific reporting requirements for employment discussions between certain United States government officials and contractors. These laws govern recruiting and/or negotiating with government employees for future employment at the Corporation, particularly if the government employee had any role in awarding or managing contracts with the Corporation. Failure to comply with these laws may result in criminal, civil, or administrative penalties. Employees are required to contact the Compliance Officer prior to any employment discussions with government officials.

  16.6
  If any Employee is aware or becomes aware of any federal, state (or provincial), or local government or quasi-government department, bureau, or agency investigation or proceeding, which has been threatened or is pending, such Employee shall immediately notify the Compliance Officer.

17.0 COMPLIANCE

  Reporting—Violations of Policy and Accounting/Auditing Matters

  17.1
  Any violation of this Policy shall be promptly reported to the Compliance Officer by any Employee having notice thereof, or having a reasonable belief that such violation has occurred.

  17.2
  Any Employee of the Corporation may report violations of this Policy or submit a good faith complaint, including, without limitation, complaints regarding accounting or auditing matters to the management of the Corporation without fear of dismissal or retaliation of any kind. The Corporation is committed to achieving compliance with all applicable securities laws and regulations, accounting standards, accounting controls, and audit practices. The Corporation's Audit Committee will oversee treatment of Employee reports and complaints.

  In order to facilitate the reporting of Employee reports or complaints, the Corporation's Audit Committee has established the following procedures for (1) the receipt, retention, and treatment of reports or complaints, including, without limitation, reports or complaints regarding accounting, internal accounting controls, or auditing matters ("Accounting Matters") and (2) the confidential, anonymous submission by Employees of such reports or complaints.

  Receipt of Employee Reports or Complaints

    •
    Employees may report their concerns or forward complaints on a confidential or anonymous basis to the Compliance Officer by telephone or through e-mail or regular mail:

Cyrus D. Marter IV
Vice President, General Counsel and Secretary
Forest Oil Corporation
707 Seventeenth Street
Suite 3600
Denver, Colorado 80202
Telephone: 303.812.1701
E-mail: cdmarter@forestoil.com

  Scope of Matters Covered by These Procedures

  These procedures relate to the reporting of violations of this Policy and other Employee complaints, including, without limitation, complaints relating to any questionable Accounting Matters, including, without limitation, the following:

    •
    fraud or deliberate error in the preparation, evaluation, review, or audit of any financial statement of the Corporation;

    •
    fraud or deliberate error in the recording and maintaining of financial records of the Corporation;

    •
    deficiencies in, or noncompliance with, the Corporation's internal accounting controls;

    •
    misrepresentation or false statement to or by a senior officer or accountant regarding a matter contained in the financial records, financial reports, or audit reports of the Corporation; or

    •
    deviation from full and fair reporting of the Corporation's financial condition.

  Treatment of Complaints

  Upon receipt of a complaint, the Compliance Officer will (1) determine whether the report or complaint actually pertains to Accounting Matters; and (2) when possible, acknowledge receipt of the report or complaint to the sender.

  Reports of violations of this policy and other complaints, including, without limitation, complaints relating to Accounting Matters, will be reviewed under Audit Committee direction and oversight by the Senior Vice President, General Counsel and Secretary, Internal Audit, or such other persons as the Audit Committee determines to be appropriate. Confidentiality will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review.

  Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee.

  Retaliation

  17.3
  Employees who report concerns or violations of this Policy or who submit other complaints, including without limitation, complaints regarding Accounting Matters or otherwise as specified in Section 806 of the Sarbanes-Oxley Act of 2002 or other illegal or unethical conduct in good faith will not be subject to discipline or retaliation. Furthermore, it is a violation of this Policy to retaliate against or take other adverse actions against those who report a violation of this Policy or other illegal or unethical conduct in good faith. Any Employee who believes he/she has been retaliated against should contact the Compliance Officer immediately. Employees who retaliate against other Employees for reporting a problem will themselves be subject to discipline.

  Disciplinary Action

  17.4
  This Policy is intended to help Employees conduct themselves in a manner consistent with our values. Employees may face disciplinary action if they:

    •
    Violate this Policy

    •
    Encourage or help other Employees to violate this Policy

    •
    Condone other Employees who violate this Policy

    •
    Fail to report a Policy violation

      •
      Retaliate against any Employee who reports a violation in good faith

      •
      Fail as an officer, manager, or supervisor to prevent and detect Policy violations

  Disciplinary action may include one or more of the following:

      •
      A warning

      •
      A written reprimand

      •
      Probation

      •
      Demotion

      •
      Temporary suspension

      •
      Termination of employment with the Corporation

      •
      Mandatory reimbursement of losses or damages

      •
      Referral for criminal prosecution or civil action

Management has the discretion to determine the level and type of discipline that is appropriate in any given circumstance.

  Amendment/Waiver

  17.5
  Any amendment or waiver of any provision of this Policy shall only be made by the Board of Directors or a Board committee. The Corporation will comply with all applicable laws regarding disclosure of certain amendments or waivers of provisions of the Policy that affect directors, the principal executive officer, principal financial officer, controller or persons performing similar functions.

18.0 CONCLUSION

This Policy highlights the types of legal and ethical challenges that may arise during an Employee's employment with the Corporation. This document is not comprehensive, but is intended to alert Employees to legal and ethical issues that they must bear in mind as they perform their work for the Corporation. Recognizing and avoiding problems in these areas are critical to the Corporation's success and to the Employee's success at the Corporation. Violations of this Policy may result in disciplinary action, up to and including termination of employment. Employees having any questions concerning any activities covered by this Policy or any other business conduct issues should not hesitate to contact the Compliance Officer or the Corporation's legal department.

        Revised and approved this 21st day of January, 2005.

By:	/s/ H. CRAIG CLARK H. Craig Clark, President and Chief Executive Office

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PROPER BUSINESS PRACTICES POLICY